Exhibit 10.23

JDS Uniphase Corporation 430 N. McCarthy Boulevard Milpitas, CA 95035 www.jdsu.com

July 21, 2008

Tom Waechter

C/O JDSU

430 N. McCarthy Blvd

Milpitas, CA 95035

RE:	Terms of Employment Amendment

Dear Tom,

Further to our recent discussions, this letter will outline certain agreements relative to the terms of your employment.

We have determined that the circumstances surrounding your principle work location have changed since your date of hire and as originally contemplated in your offer letter dated October 11, 2007 (the “Offer Letter”). In particular, relocation to Maryland is no longer necessary in order for you to perform your job duties and responsibilities. Instead the Company has determined that a temporary domestic assignment to Maryland for approximately 24 months will enable you to perform the duties for which you where hired. Upon the conclusion of this approximately 24 month period we will review whether the temporary assignment should be extended.

As a result of this change in circumstances, on June 17, 2008 the Compensation Committee of Board of Directors approved the following:

1.	In accordance with the terms and conditions of the Company’s Commuter Policy you will receive a commuter allowance in the amount of $10,145 (gross) for up to 24 months, paid monthly, in order to offset the cost of temporary living in Maryland;

2.	You will receive a one time allowance of $5,600 to offset the cost of rental car(s) and the roundtrip shipment of your personal vehicle to and from Maryland.

3.	You will be entitled to a lump sum bonus of $265,000 to offset other costs associated with your transition and housing, which such bonus shall be paid upon your request at any time prior to December 31, 2008.

For clarity, the provisions of this letter shall supersede those in the Offer Letter pertaining to relocation to Maryland including Option One and Option Two as described therein.

In order to acknowledge that you have read and understood the terms and conditions of this letter, please sign this letter where indicated below and return it to me. Please keep a copy for your own records.

Sincerely,

Brett Hooper Senior Vice President, Human Resources

I have read and understand this amended letter. I acknowledge that this letter supersedes all prior or concurrent agreements and representations concerning its subject matter, and may not be modified in any way except in a writing executed by an authorized agent of JDSU.

Tom Waechter	Date